SECOND AMENDMENT TO PARTICIPATION AGREEMENT

IDS Life Insurance Company of New York, Variable Insurance Products Fund III and Fidelity Distributors Corporation hereby amend the Participation Agreement ("Agreement") dated September 1, 1999, as amended, as follows:

1. Section 12.2 is hereby deleted in its entirety and replaced with the following:

      "12.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

      In addition, each Fund and the Underwriter shall not, directly or indirectly, disclose or use any nonpublic personal information regarding the consumers or customers of the Company (as defined in Rule 3(g) and 3(j), respectively, of Regulation S-P of the Securities and Exchange Commission) ("Confidential information"), other than to carry out the functions contemplated by this Agreement. The foregoing obligation of confidentiality shall not extend to any portion of the Confidential Information that is, or becomes, generally available to the general public from: (a) federal, State or local governmental records, (b) widely distributed media, or (c) disclosures to the general public that are required to be made by federal, State or local law"

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 29th day of June, 2001.


IDS LIFE INSURANCE COMPANY OF NEW YORK

By: /s/ Timothy V. Bechtold
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Name:   Timothy V. Bechtold
Title:  President


VARIABLE INSURANCE PRODUCTS FUND III

By: /s/  Robert Dwight
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         Robert Dwight
         Treasurer


FIDELITY DISTRIBUTORS CORPORATION

By: /s/  Mike Kellogg
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         Mike Kellogg
         Executive Vice President